Exhibit 99.1

Xencor Reports Third Quarter 2014 Financial Results

Conference call today at 4:30 p.m. EST

Monrovia, Calif. — November 10, 2014 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the third quarter ended September 30, 2014 and provided a review of recent business highlights.

“Xencor has advanced its pipeline on a number of new fronts over the past few months,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “Most notably, we regained full control of XmAb®5871, a Phase 2 program we discovered and developed. XmAb5871 has demonstrated potent B-cell inhibition function in Phase 1 testing, and we plan to pursue future clinical development in the rare IgG4-related disease. We are also excited about the recent advancement of our Xtend platform technology into clinical development as well as the encouraging preclinical results from our bispecific antibody programs, in which we saw rapid T-cell mediated killing of target cells combined with prolonged half-life which together have eluded the drug industry for years. The coming months promise to be a busy period for us as we anticipate top-line Phase 2a clinical data from XmAb5871 by the end of the year, presentations at the upcoming American Society of Hematology Annual Meeting (ASH) in December 2014 from our preclinical bispecifics programs and XmAb7195 preliminary Phase 1a data in January.”

Business Highlights

XmAb®7195

•                  Xencor plans to report preliminary IgE reduction data from the Phase 1a clinical trial of XmAb7195 in healthy subjects and allergic subjects in January 2015.

XmAb®5871

•                  In November 2014, Xencor announced it has regained all development and commercial rights to XmAb5871 and that the Company plans to pursue future clinical development in IgG4-related disease (IgG4-RD).

•                  Xencor remains on track to report top-line data from the Phase 2a trial of XmAb5871 in patients with moderate-to-severe rheumatoid arthritis by the end of 2014.

Xtend Platform Technology

•                  An antibody using Xencor’s Xtend Fc Domain technology entered a Phase 1 clinical trial, and is the first use of the Company’s half-life extension technology in humans.

Bispecific Antibody Programs

•                  The Company announced that initial bispecific programs are targeting i) CD123 x CD3 as a treatment for acute myeloid leukemia, ii) CD20 x CD3 as a treatment for B-cell cancers, and iii) CD38 x CD3 as a treatment for multiple myeloma.

•                  In November 2014, Xencor announced preclinical results from its three bispecific antibody programs, which demonstrated that targeting CD123, CD20 and CD38 antigens each activated T-cells to rapidly kill target cells from a single dose IV bolus in cynomolgus monkeys and demonstrated prolonged half-life of approximately one week in mice. This data, and additional data on primate pharmacokinetics, efficacy and tolerability, will be presented in three poster presentations at ASH in December 2014.

•                  Xencor selected a lead preclinical candidate, XmAb14045, an anti-CD123 x CD3 bispecific antibody, for IND-enabling studies. The Company plans to begin clinical trials by mid-2016.

XmAb5574/MOR208

•                  Xencor’s partner, MorphoSys AG, announced that it will present first clinical data on XmAb5574/MOR208 from a Phase 2 study in patients with Non-Hodgkin’s Lymphoma and final data from the Phase 1/2a clinical trial in Chronic Lymphocytic Leukemia at ASH in December 2014.

Executive Appointments

•                  In September 2014, Xencor announced the appointment of Debra Zack, M.D., Ph.D., vice president, clinical development and the appointment of Lloyd Rowland, senior vice president, chief compliance officer and general counsel.

Third Quarter and Nine Months Ended September 30, 2014 Financial Results

Revenues for the third quarter ended September 30, 2014 were $0.8 million, compared to $3.2 million in the same period of 2013. Revenues for the nine month period ended September 30, 2014 were $3.9 million, compared to $8.4 million for the same period in 2013. The reduction in revenue for the three months ended September 30, 2014 compared to the same period in 2013 relates primarily to revenue earned under Xencor’s Merck and CSL collaborations in 2013. The lower revenue earned in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 is due to the Merck and CSL revenue earned in 2013 and $3.0 million in milestone revenue received under the Company’s Morphosys collaboration in 2013. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies.

Research and development expenditures for the third quarter ended September 30, 2014 were $5.0 million, compared to $4.2 million for the same period in 2013. Increased spending in the Company’s bispecific and XmAb7195 programs offset a reduction in spending in its XmAb5871 program and early discovery programs, and the result was a net increase in research and development spending of $0.8 million for the quarter. Total research and development expenses for the nine month period ended September 30, 2014 were $13.5 million compared to $12.9 million for the same period in 2013. Increases in spending on the Company’s bispecific program and XmAb7195 program were offset by lower spending in its XmAb5871, XmAb5574/MOR208 and early discovery programs with the net result of a $0.6 million increase in research and development spending for the first nine months ended September 30, 2014 compared to the same period in 2013.

General and administrative expenses in the third quarter ended September 30, 2014 were $2.2 million, compared to $0.8 million for the same period in 2013. Total general and administrative expenses for the first nine months of 2014 were $5.5 million compared to $2.4 million in the first nine months of 2013. The increases in 2014 general and administration expenses compared to the same periods in 2013 reflect increased compensation expenses, professional fees and the costs associated with being a public company.

Non-cash, share-based compensation expense for the first nine months of 2014 was $1.1 million, compared to $54,000 in the first nine months of 2013.

Net loss for the third quarter ended September 30, 2014 was $6.3 million, or $(0.20) on a fully diluted per share basis compared to a net loss of $1.8 million, or $(57.87) on a fully diluted per share basis, for the same period of 2013. For the nine months ended September 30, 2014, net loss was $15.1 million, or $(0.48) on a fully diluted per share basis, compared to a net loss of $56.6 million, or $(4.10) on a fully diluted per basis for the same period in 2013. The lower loss on a per share basis in the three and nine month periods ended September 30, 2014 compared to the same periods in 2013 are primarily due to a non-cash expense of $48.6 million related to the loss on the settlement of convertible notes that is reflected in the 2013 losses and the additional shares reflected in the 2014 per share calculations as a result of the Company’s initial public offering in December 2013.

Cash balance totaled $60.9 million as of September 30, 2014, compared to $78.0 million on December 31, 2013.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2016, and maintains the 2014 year-end cash and cash equivalents estimate of approximately $54 million.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. EST to discuss these third quarter 2014 financial results and provide a corporate update.

The live call may be accessed by dialing (855) 433-0932 for domestic callers or (484) 756-4280 for international callers, and referencing conference ID number: 28825624. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, eight candidates are in clinical development internally and with partners that have been engineered with Xencor’s XmAb® technology. Xencor’s internally-discovered programs include XmAb5871, in a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease, XmAb7195 in Phase 1a development for the treatment of asthma, and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from our President and CEO and any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Corporate Communications Contact:
John Kuch, Vice President, Finance	Jason I. Spark
Xencor	Canale Communications for Xencor
Tel: 626-737-8013	Tel: 619-849-6005
jkuch@xencor.com	jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$60,923	$77,975
Other current assets	182	119
Total current assets	61,105	78,094

Property and equipment, net	744	307
Intangible assets, net	8,957	8,814
Other assets	60	100

Total assets	$70,866	$87,315

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$3,862	$4,026
Current portion of deferred revenue	6,066	3,444
Current portion of capital lease obligations	2	9
Total current liabilities	9,930	7,479

Deferred revenue, less current portion	1,227	6,302
Capital lease obligations, less current portion	—	1
Total liabilities	11,157	13,782

Stockholders’ equity	59,709	73,533

Total liabilities and stockholders’ equity	$70,866	$87,315

The 2013 balance sheet was derived from the 2013 annual financial statements included in the form 10-K that was filed on March 31, 2014.

Xencor Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$848	$3,162	$3,856	$8,428

Operating expenses:
Research and development	4,953	4,163	13,464	12,857
General and administrative	2,182	842	5,499	2,381
Total operating expenses	7,135	5,005	18,963	15,238

Loss from operations	(6,287)	(1,843)	(15,107)	(6,810)

Other income	9	4	10	15
Interest income (expense), net	—	4	24	(1,205)
Loss on settlement of notes	—	—	—	(48,556)
Total other income (expense), net	9	8	34	(49,746)

Net loss	(6,278)	(1,835)	(15,073)	(56,556)
Deemed contribution (dividend) on exchange of preferred stock	—	(2,349)	—	144,765
Net income (loss) attributable to common stockholders	$(6,278)	$(4,184)	$(15,073)	$88,209

Net income (loss) per share attributable to common stockholders:

Basic	$(0.20)	$(57.87)	$(0.48)	$1,220.01

Diluted	$(0.20)	$(57.87)	$(0.48)	$(4.10)

Weighted average number of shares used in computing net income (loss) per share attributable to common stockholders:

Basic	31,395,626	72,302	31,376,502	72,302

Diluted	31,395,626	72,302	31,376,502	13,794,138